ARTICLES OF INCORPORATION
	                   OF
	     RESOLUTION ASSISTANCE CORPORATION


The undersigned person who is eighteen (18) years of age or older, acting as incorporator under the provisions of Utah's Revised Business Corporation Act (hereinafter referred to as the "Act") adopts the following Articles of Incorporation:

	               ARTICLE I

The name of this corporation is Resolution Assistance
Corporation  (the "corporation").

	              ARTICLE II

The corporation is organized for the purpose of engaging in any lawful act or activity for which corporations may be organized under the Act.

	             ARTICLE III

The aggregate number of shares which this corporation shall have authority to issue is ten million common shares.

	             ARTICLE IV

The address of the initial registered office of the corporation is 470 South 1350 East, Bountiful, Utah 84010.
The name of the initial registered agent of the corporation at that address is Gary R. Henrie.

	             ARTICLE V

To the fullest extent permitted by the Act or any other applicable law as now in effect or as it may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director.

Neither any amendment nor repeal of this Article V, nor the adoption of any provision in these Articles of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

	                ARTICLE VI

To the fullest extent permitted by the Act or any other applicable law as now in effect or as it may hereafter be amended, if any officer or director of this corporation is made a party to a proceeding because he is or was an officer or director of this corporation, the corporation shall indemnify the officer or director against liability incurred in the proceeding and advance expenses to the officer or director with respect to the proceeding, if:

1.	his conduct was in good faith;

2.	he reasonably believes that his conduct was in, or not
opposed to the corporation's best interests; and

3.	in the case of any criminal proceeding, he had no
reasonable cause to believe his conduct was unlawful. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision in these Articles of Incorporation with this
Article VI, shall eliminate or reduce the effect of this Article VI in respect of any right to advancement of expenses or indemnification arising out of an event occurring prior to such amendment, repeal or adoption of an inconsistent provisions.

	               ARTICLE VII

	The name and address of the incorporator of the corporation is as follows:

	 Gary R. Henrie
	470 South 1350 East
	Bountiful, Utah  84010

IN WITNESS WHEREOF, the undersigned, being the incorporator of the corporation, executes these Articles of Incorporation and certifies to the truth of the facts as stated herein this 27th day of October, 1998.

INCORPORATOR:


/s/Gary R. Henrie
Gary R. Henrie


The appointment of the undersigned as the initial registered agent of the corporation is hereby accepted.


/s/Gary R. Henrie
Gary R. Henrie